Exhibit 99.1
Local Bounti Announces Full Year 2024 Financial Results

Secured $27.5 million of new funding - closed $25 million of new equity proceeds and $2.5 million of capex financing under executed term sheet and completed the restructuring of its existing credit facility – including a nearly 40% reduction through debt extinguishment of approximately $197 million, a significantly lower interest rate, and extended repayment terms with no cash payments until April 2027

Announces leadership succession and new Board appointments – President Kathleen Valiasek succeeds Craig Hurlbert as CEO, Mr. Hurlbert named Executive Chairman

Further expansion of regional distribution with Walmart

HAMILTON, MT – March 31, 2025 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company, today announced its financial results for the three and twelve months ended December 31, 2024.

Kathleen Valiasek, President, CEO and CFO of Local Bounti, stated, “I’m honored to step into the role of CEO at this transformative moment for Local Bounti following this past year as President leading our focus on operational improvement. Our successful financing transaction has resulted in new equity infusion and a significant restructuring of our debt with our existing lender—including $27.5 million in new capital, nearly a 40% reduction in debt due to the extinguishment of $197 million in debt, a significantly lower interest rate, no cash interest or principal payments until April 2027, and an extended maturity date to 2035. This restructuring and equity infusion, combined with our focused efforts to improve our operational efficiency, have significantly strengthened our financial foundation and will allow us the flexibility to execute the next phase of our growth strategy. Further, our expanded product assortment, particularly our high-value specialty greens, continues to receive enthusiastic customer response and validates our strategy of optimizing our product mix to meet market demand. With our improved capital structure and clear operational roadmap, our entire organization is fully committed to reaching positive adjusted EBITDA.”

Craig Hurlbert, Executive Chairman of Local Bounti, added, “This marks an important inflection point for Local Bounti, as we secured a transformative financing transaction and successfully executed our CEO succession plan. As I transition to Executive Chairman, I’m incredibly confident in Kathy’s leadership as CEO. Her strategic vision, operational expertise, and financial acumen make her the ideal person to lead Local Bounti through this next phase of growth. I look forward to continuing my support of the Company’s strategic initiatives and commercial efforts. Under her guidance, we are positioning the Company for sustainable, profitable growth that will create long-term value for all our stakeholders.”

Full Year 2024 Financial Summary

•Sales increased 38% to $38.1 million in 2024, as compared to $27.6 million in the prior year period. The increase was due to increased production and growth in sales from the facility in Georgia and sales from the Company’s new facilities in Texas and Washington, which began shipping and selling products in the second quarter of 2024
•Gross profit was $4.1 million in 2024. Adjusted gross margin percentage1 was consistent with the prior year at approximately 27%, excluding depreciation and stock-based compensation. Adjusted gross margin1 continued to reflect the production ramp-up at the Texas and Washington facilities. The Company expects that, over time, its adjusted gross margin will increase as a percentage of sales as a result of the continued scaling of the business and efforts to optimize production costs.

•Selling, general, and administrative expenses decreased by $23.8 million to $40.8 million in 2024, as compared to $64.6 million in the prior year period, primarily driven by lower stock-based compensation expense and cost-saving actions the Company took in the fourth quarter of 2023 and the first quarter of 2024 to streamline its organization structure. Adjusted selling, general and administrative expense1, which excludes stock-based compensation, depreciation and amortization, and other non-core items was $28.2 million, a decrease of $2.0 million compared to prior year period. During the first quarter 2025, the Company further reduced its annualized expenses by approximately $3 million.

•Research and development expenses increased $6.2 million to $22.3 million in 2024, as compared to $16.1 million in the prior year period. However, included in these amounts is non-cash depreciation and stock compensation expenses of $7.9 million in the current year period, and $4.0 million in the prior year period. The Company expects research and development expenses, excluding non-cash items, to decrease in future periods as it reaches production thresholds for its new product lines, further supporting the Company's efforts to achieve positive adjusted EBITDA in the near term.
•Operating loss improved $57.9 million versus the prior year period to $59.0 million, as compared to a loss of $116.9 million in 2023. The prior year period included a non-cash goodwill impairment charge of $38.5 million in the fourth quarter of 2023.

•Net loss was $119.9 million in 2024, as compared to net loss of $124.0 million for the prior year period, which includes the aforementioned non-cash goodwill impairment charge.

•Adjusted EBITDA1 loss improved to $32.1 million, as compared to a loss of $34.1 million in the prior year period. Adjusted EBITDA for 2024 excludes $3.3 million in stock-based compensation, $58.9 million in interest expense, $18.9 million of depreciation and amortization, $0.8 million gain on change in fair value of warrant liability, $1.7 million charge for a loss on the disposal of fixed assets, and $2.5 million of strategic transaction due diligence and integration related costs. Adjusted EBITDA for the prior year period excludes the $38.5 million non-cash goodwill impairment charge.

1See reconciliation of the non-GAAP measures at the end of this press release.

Commercial Facilities Update

Texas Facility Product Mix Transition Progress
The Company continues to make significant progress at its six-acre Texas facility. In response to evolving customer demands, the Company strategically reconfigured three acres of the facility—originally designed for head lettuce production—to create a flexible growing environment capable of producing both head lettuce and cut products based on customer preferences. This purposeful design approach highlights Local Bounti's commitment to adaptability and customer-centric operations. While this reconfiguration temporarily impacted the full utilization of the facility in the second half of 2024 and first quarter of 2025, the Company is now in the final stages of completing this work and expects to begin commercial production in this section starting in second quarter of 2025. The purpose-built automated harvesting equipment for the configuration will be installed early third quarter 2025, replacing the temporary harvester it will use during second quarter. The purpose-built harvester is expected to drive significant operational efficiencies and margin improvement.

Capacity Expansion Project Update
Plans remain in place to build additional capacity across the Company's network of facilities enabled with its patented Stack & Flow Technology®. The planned expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, including plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Product Development & Distribution

The Company expanded its high-value specialty greens distribution in the fourth quarter of 2024, bringing products like Arugula and Power Crisp to several Pacific Northwest retailers. Local Bounti also expanded its Texas-grown Arugula offering with Brookshire's in approximately 80 stores in the first quarter of 2025 and began distributing Organic Living Butter Lettuce from California to HEB, strategically leveraging regional production to align with specific customer needs. Additionally, the Company started shipping living Basil to an existing large retail customer across approximately 60 stores and secured distribution with several other wholesalers for their Basil products.

Local Bounti further strengthened its distribution network by establishing a new partnership with a prominent Midwest wholesaler and significantly expanding its relationship with Walmart, now serving 191 stores with premium baby leaf varieties. The Company also secured an additional commitment to serve 13 Walmart distribution centers with its Conventional Living Butter Lettuce, with shipments commencing in the second quarter from both its California and Texas facilities.

Building on its Grab-and-Go Salad Kit rollout in 2024, the Company has evolved this offering to better serve retail partners and consumer trends. This evolution included the launch of new salad kits in the first quarter 2025, with additional flavors expected to be introduced in the third quarter, as well as the creation of a new product line that meets the needs of today’s value-oriented consumer. These developments reflect Local Bounti's strategy of implementing an optimized product mix while aligning production capabilities with specific customer needs.

Capital Structure

The Company ended the quarter with cash and cash equivalents and restricted cash of $7.5 million as of December 31, 2024.

As previously disclosed in documents filed with the Securities and Exchange Commission, in March 2025, Local Bounti secured a $25 million investment from new and existing investors (the “Transaction”). Additionally, the Company executed a term sheet with a commercial finance lender, which provides approximately $2.5 million in capex financing.

In conjunction with the new financing, Local Bounti completed an amendment which restructured its existing credit agreements with its lender. Under the terms of the new 10-year agreement, $312 million of the existing facilities will be senior secured debt at a new interest rate of three-month SOFR plus 200 basis points for the first six years, with no cash interest or principal payments until April 2027 and approximately $197 million of debt was extinguished.

The $25 million of new equity proceeds, $2.5 million of capex financing under an executed term sheet, and up to $10 million of non-dilutive future working capital debt financing, when added to the Company's December 31, 2024 cash and cash equivalents (excluding restricted cash) balance of approximately $1.0 million, provide for close to $40 million of total available liquidity.

The Company continues to pursue opportunities to lower its cost of capital and replace its construction financing, including sale leaseback transactions and its work with a licensed United States Department of Agriculture (USDA) lender.

As of December 31, 2024, Local Bounti had approximately 8.7 million shares outstanding, 6.2 million common shares under warrants outstanding, and approximately 1.2 million restricted stock units outstanding. As of December 31, 2024, including these warrants and restricted stock units, the Company had a fully diluted share count of approximately 16.1 million shares outstanding. On a proforma basis, including the Transaction, the Company has a fully diluted share count of 28.4 million shares outstanding as of March 31, 2025.

Leadership Succession and New Board Appointments

Concurrent with the financing, Local Bounti’s Board of Directors named Kathleen Valiasek as its new Chief Executive Officer, adding to her existing role as President and Chief Financial Officer. Craig Hurlbert steps into a new role as Executive Chairman and will support the executive leadership team by providing expertise, experience, and leadership to guide the Company toward achieving its objectives. Ms. Valiasek will continue to lead the strategic financial direction of the business in partnership with Senior Vice President of Finance and Chief Accounting Officer Tony Hughes, who will continue his support of the accounting organization.

As CEO, Ms. Valiasek is responsible for the overall strategic direction and performance of the company, while driving sustainable growth and shareholder value. Prior to her appointment as CEO, Ms. Valiasek served as President and Chief Financial Officer of Local Bounti, positions she held since June 2024 and April 2021, respectively. Ms. Valiasek oversaw all operational, innovation, commercial, and marketing activities while leading the Company's financial organization. Under her leadership, the Company has achieved significant operational efficiencies across its growing facilities network and secured strategic financing relationships that have facilitated the Company's expansion efforts.

Also concurrent with the Transaction, the Board has named two new Directors, who will replace seats vacated by Edward Forst and Jennifer Carr-Smith.

First Quarter 2025 Update

The Company expects first quarter 2025 sales of approximately $11.5 million, which reflects the Company’s ongoing product mix transition at its Texas facility, which created a temporary decrease in total capacity within its second three acres that is expected to be resolved in the second quarter.

The Company believes that it has access to capital to fund its operations, complete the construction of its ongoing projects, and reach positive adjusted EBITDA in the third quarter of 2025.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 4:30 p.m. ET on Monday, March 31, 2025. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial +1 (201) 689-8768. The Conference ID is 13752713.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding improving sales, costs, and margins; product expansions; facility operations and expansions; financial guidance for 2025; timing for reaching positive adjusted EBITDA; lowering cost of capital; evaluation of lower cost or replacement debt; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; the risk that Local Bounti will not be able to lower its cost of capital with future financings, including sale lease-backs or other financing transactions; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; the ability of Local Bounti to retain and hire key personnel; the Company's ability to meet the continued listing requirements of the New York Stock Exchange or timely cure any noncompliance thereof; the uncertainty of projected financial information; Local Bounti's increased leverage as a result of additional indebtedness incurred in connection with the acquisition of Pete's or as the result of the incurrence of additional future indebtedness; restrictions contained in Local Bounti's debt facility agreements with Cargill; Local Bounti's ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; Local Bounti's ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti's facilities; Local Bounti's ability to attract and retain qualified employees, including management; Local Bounti's ability to develop and maintain its brand or brands it may acquire; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive natural food market; Local Bounti's ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti's ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted selling, general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains, and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, and amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, business acquisition and strategic transaction due diligence and integration related costs, utilities price spike and inclement weather-related costs, loss on disposal of fixed assets, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation, stock-based compensation, business acquisition and strategic transaction due diligence and integration related costs, utilities price spike and inclement weather-related costs, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted selling, general and administrative expense as selling, general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures to assess performance and planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP, and the methods the Company uses to compute them may differ from those used by other companies. Non-GAAP financial measures are supplemental; they should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the quarter ended December 31, 2024.

Contact:

Kathleen Valiasek, President, CEO, and CFO
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$937	$10,326
Restricted cash	6,529	6,569
Accounts receivable, net	2,282	3,078
Inventory, net	6,814	4,210
Prepaid expenses and other current assets	2,261	2,805
Total current assets	18,823	26,988
Property and equipment, net	370,978	313,166
Finance lease right-of-use assets	277	—
Operating lease right-of-use assets	73	172
Goodwill	—	—
Intangible assets, net	37,783	41,353
Other assets	101	73
Total assets	$428,035	$381,752

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$16,987	$14,640
Accrued liabilities	18,082	17,204
Short-term debt	20,205	—
Financing obligation	51	—
Operating lease liabilities	30	97
Finance lease liabilities	81	—
Total current liabilities	55,436	31,941
Long-term debt, net of debt issuance costs	416,577	277,985
Financing obligation, noncurrent	49,856	49,225
Operating lease liabilities, noncurrent	57	114
Finance lease liabilities, noncurrent	206
Warrant liability	6,403	7,214
Total liabilities	528,535	366,479

Commitments and contingencies

Stockholders' (deficit) equity
Common stock, 0.0001 par value, 400,000,000 shares authorized, 8,656,122 and 8,311,237 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	322,729	318,600
Accumulated deficit	(423,230)	(303,328)
Total stockholders' (deficit) equity	(100,500)	15,273
Total liabilities and stockholders' (deficit) equity	$428,035	$381,752

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Sales	$10,070	$6,866	$38,138	$27,557
Cost of goods sold(1)(2)	9,530	6,186	34,048	25,341
Gross profit	540	680	4,090	2,216
Operating expenses:
Research and development(1)(2)	7,185	3,983	22,287	16,086
Selling, general and administrative(1)(2)	10,129	17,468	40,771	64,559
Goodwill impairment	—	38,481	—	38,481
Total operating expenses	17,314	59,932	63,058	119,126
Loss from operations	(16,774)	(59,252)	(58,968)	(116,910)
Other income (expense):
Change in fair value of warrant liability	1,974	1,566	811	18,483
Interest expense, net	(18,503)	(7,869)	(58,923)	(25,745)
Other (expense) income, net	(2,955)	1	(2,822)	157
Net loss	$(36,258)	$(65,554)	$(119,902)	$(124,015)
Net loss applicable to common stockholders per basic common share:
Basic and diluted	(4.21)	(8.10)	(14.14)	(15.61)
Weighted average common shares outstanding:
Basic and diluted	8,609,861	8,092,866	8,480,247	7,943,874

(1) Amounts include stock-based compensation as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cost of goods sold	$(2)	$23	$73	$123
Research and development	24	(212)	274	1,464
Selling, general and administrative	1,225	2,805	3,001	14,687
Total stock-based compensation expense, net of amounts capitalized	$1,247	$2,616	$3,348	$16,274

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cost of goods sold	$1,940	$851	$6,137	$3,513
Research and development	2,600	751	7,631	2,505
Selling, general and administrative	1,346	1,351	5,103	7,114
Total depreciation and amortization	$5,886	$2,953	$18,871	$13,132

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Sales	$10,070	$6,866	$38,138	$27,557
Cost of goods sold	9,530	6,186	34,048	25,341
Gross profit	540	680	4,090	2,216
Depreciation	1,940	851	6,137	3,513
Stock-based compensation	(2)	23	73	123
Utilities price spike and inclement weather related costs	—	—	—	727
Acquisition related integration costs	—	—	183	838
Adjusted gross profit	$2,478	$1,554	$10,483	$7,417
Adjusted gross margin %	25%	23%	27%	27%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Selling, general and administrative	$10,129	$17,468	$40,771	$64,559
Stock-based compensation	(1,225)	(2,805)	(3,001)	(14,687)
Depreciation and amortization	(1,346)	(1,351)	(5,103)	(7,114)
Loss on disposal of fixed assets	(41)	(3,486)	(1,651)	(4,709)
Business acquisition and strategic transaction due diligence and integration related costs	(240)	(588)	(2,296)	(5,246)
Intellectual property litigation	(33)	—	(230)	—
Restructuring and business realignment costs	(7)	(1,728)	(305)	(2,603)
Adjusted selling, general and administrative	$7,237	$7,510	$28,185	$30,200

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net loss	$(36,258)	$(65,554)	$(119,902)	$(124,015)
Stock-based compensation expense	1,247	2,616	3,348	16,274
Goodwill impairment	—	38,481	—	38,481
Interest expense, net	18,503	7,869	58,923	25,745
Depreciation and amortization	5,886	2,953	18,871	13,132
Utilities price spike and inclement weather related costs	—	—	—	727
Business acquisition and strategic transaction due diligence and integration related costs	240	588	2,479	6,902
Intellectual property litigation	33	—	230	—
Restructuring and business realignment costs	7	1,727	305	2,603
Loss on disposal of fixed assets	41	3,486	1,651	4,709
Change in fair value of warrant liability	(1,974)	(1,566)	(811)	(18,483)
Other (expense) income, net	2,955	(1)	2,822	(157)
Adjusted EBITDA	$(9,320)	$(9,401)	$(32,084)	$(34,082)